Exhibit 10.16

January 6, 2011

John T. Curnutte, M.D., Ph.D.

[Address]

Dear John,

On behalf of Portola Pharmaceuticals, Inc. (“Portola” or the “Company”), I am pleased to offer you an exempt position of Executive Vice President, Research and Development, reporting to me.

Your salary will be $30,000.00 per month ($360,000 annualized) less payroll deductions and all required withholdings. You will be eligible to receive Portola’s complete package of benefits and discretionary bonus program that is made available to all of the Company’s full-time executives. Details about these benefit plans will be made available for your review. Portola may modify compensation and benefits from time to time as it deems necessary.

During your employment with the Company, the Company will provide you with a monthly payment, less payroll deductions and all required withholdings, in the net amount of $1,800.00, to continue coverage for your personal retirement medical program.

You will be eligible to receive a target discretionary annual bonus of up to 40% of your base salary, based on the Company’s performance and your individual performance. [75% of the potential bonus will be based on the Company’s performance and 25% will be based on your individual performance.] Whether Portola awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Subject to approval by the Board, you will be granted an option to purchase 2,136,828 (1% ownership) shares of the Company’s common stock, subject to the terms and conditions of the equity incentive plan and a stock option grant notice and agreement that will be provided to you. The grant agreement will include a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first. In addition, if the Company implements the annual performance stock program, you will be eligible to participate under the terms and conditions of the program. Your participation and the terms and conditions of the program are subject to approval by the Board.

As a Portola employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

By signing below, you agree that your employment with Portola is “at will,” which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Portola. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Portola. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

Please sign and date this letter and return it to the Company by January 14, 2011, if you wish to accept employment at Portola under the terms described above. A second copy is provided for your records.

We welcome you to the Portola team and look forward to your contribution to the Company’s success.

Yours truly,

/s/ William Lis
William Lis
Chief Executive Officer

Accepted:

/s/ John T. Curnutte
John T. Curnutte

February 4, 2011
Start Date